Exhibit 2.2
THIS AMENDING AGREEMENT is made as of the 19th day of September, 2013.

AMONG:

LIFE STEM GENETICS INC., a State of Nevada corporation with an office at 1504 Bay Road, Suite 924, Miami, Florida 33139

(“Pubco”)

AND:
LIFE STEM GENETICS, INC., a State of South Dakota corporation with an office at 433 North Camden Drive, Suite 400, Beverly Hills, CA  90210

(“Priveco”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF PRIVECO AS LISTED ON SCHEDULE A ATTACHED HERETO

(the “Selling Shareholders”)

WHEREAS:

A.	Pubco, Priveco and the Selling Shareholders have previously entered into a certain share exchange agreement on August 30, 2013 (the “Exchange Agreement”); and

B.	Pubco, Priveco and the Selling Shareholders now wish to make certain amendments to the provisions of the Exchange Agreement.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration for the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings set out in the Exchange Agreement, as applicable.

2.	In connection with Section 8.1(d) of the Exchange Agreement, Pubco and Priveco agree to extend the date from September 19, 2013 to September 20, 2013.

3.
All references in the Exchange Agreement to the issued and outstanding shares of Pubco shall be amended to reflect the forward share split (of 13 news shares for one old share of Pubco) of Pubco that was effective September 20, 2013.

4.
All references in the Exchange Agreement to the authorized capital of Pubco shall be amended to reflect the increase from 75,000,000 common shares to 250,000,000 common shares that was effective September 20, 2013 (of 13 news shares for one old share of Pubco).

5.
In all other respects the terms and conditions of the Exchange Agreement shall continue in full force and effect and the Exchange hereby agrees and confirms that the Exchange Agreement is in good standing and each of the parties hereto is not in default of any of its obligations under the Exchange Agreement.

6.
Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

7.	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

8.
This Amending Agreement may be executed in counterparts and by electronic or facsimile transmission, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amending Agreement as of the day and year first above written.

LIFE STEM GENETICS, INC. (PUBCO)

Per: /s/ Gloria Simov
Name: Gloria Simov
Title: CEO, Director

LIFE STEM GENETICS, INC. (PRIVECO)

Per: /s/ Gloria Simov
Name: Gloria Simov
Title: CEO, Director

/s/ Gloria Simov
GLORIA SIMOV

/s/ Nathan Merry
NATHAN MERRY

PRINCE MARKETING GROUP LIMITED

Per: /s/ Prince Marketing
Name: Peter Merry
Title: Director

SCHEDULE A

THE SELLING SHAREHOLDERS

Name	Number of Priveco Shares held before Closing	Total Number of Pubco Shares to be issued by Pubco on Closing

Gloria Simov 471 Foster Springs Road, Las Vegas, Nevada 89148	500,000	923,864

Nathan Merry 824 Lausanne, Daly City, CA 94014	500,000	923,864

Prince Marketing Group Limited Belize	100,000	184,772